UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2009

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 1, 2009, Cisco Systems, Inc. (“Cisco”) announced a definitive agreement for Cisco, through a wholly-owned subsidiary, to launch a recommended voluntary cash offer to acquire Tandberg ASA (“TANDBERG”), a public limited liability company incorporated under the laws of Norway. TANDBERG, based in Oslo, Norway and New York, is a global leader in video communications. With this proposed acquisition, Cisco will expand its collaboration portfolio to offer more solutions to a greater number of customers.

Under the terms of the agreement, Cisco’s subsidiary will commence a cash tender offer to purchase all the outstanding shares of TANDBERG for 153.5 Norwegian Kroner per share for an aggregate purchase price of approximately $3.0 billion. The proposal was recommended unanimously by TANDBERG’s board of directors.

The acquisition is expected to close during the first half of calendar year 2010; however, the close date is subject to customary closing conditions, including regulatory review in the United States and elsewhere.

This filing may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the expected completion of the acquisition and the time frame in which this will occur, and the expected benefits to Cisco from completing the acquisition. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, obtaining a sufficient number of tendered shares of common stock and regulatory approval of the acquisition, the potential impact on the business of TANDBERG due to the uncertainty about the acquisition, the retention of employees of TANDBERG and the ability of Cisco to successfully integrate TANDBERG and to achieve expected benefits, business and economic conditions and growth trends in the networking industry, customer markets and various geographic regions, global economic conditions and uncertainties in the geopolitical environment and other risk factors set forth in Cisco’s most recent report on Form 10-K. Any forward-looking statements in this filing are based on limited information currently available to Cisco, which is subject to change, and Cisco will not necessarily update the information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: October 5, 2009	By:	/s/ Prat S. Bhatt
	Name:	Prat S. Bhatt
	Title:	Vice President, Corporate Controller and Principal Accounting Officer